Total ARR Expansion Trends[1]

($ in millions)	FY21 Q1-21	FY21 Q2-21	FY21 Q3-21	FY21 Q4-21	FY22 Q1-22	FY22 Q2-22	FY22 Q3-22	FY22 Q4-22
Year-over-Year								
ARR (As Reported)	601	638	722	774	823	864	930	995
Year-over-Year increase	37%	35%	35%	35%	37%	35%	29%	29%
TTM FX headwind/(tailwind)[2]	8	(9)	(18)	(19)	(30)	(8)	21	20
ARR - Constant Currency	609	629	704	755	794	856	951	1,014
Year-over-Year ARR Increase - Constant Currency[3]	39%	33%	32%	32%	32%	34%	32%	31%
TTM Perpetual License Rolloff - Constant Currency[4]	4	7	8	18	24	25	34	27
ARR Excluding TTM Perp License Rolloff - Constant Currency	613	635	711	773	817	881	985	1,041
Year-over-Year ARR Growth ex-Perp -Constant Currency	39%	35%	33%	35%	36%	38%	36%	35%

	Q1-21	Q2-21	Q3-21	Q4-21	TTM	Q1-22	Q2-22	Q3-22	Q4-22	TTM
Quarter-over-Quarter										
ARR (As Reported)	601	638	722	774		823	864	930	995	
Net New ARR (As Reported)[5]	29	37	84	52	201	49	41	66	65	221
Quarterly FX headwind/(tailwind)[6]	1	(11)	(12)	3	(18)	(6)	10	15	1	19
Net New ARR - Constant Currency	30	26	72	56	183	43	50	81	66	240
Quarterly Perpetual License Rolloff - Constant Currency[7]	0	3	4	11	18	6	4	12	5	27
Net New ARR Excluding Perpetual License Rolloff - Constant Currency	30	28	76	67	201	49	54	93	71	268
Year-over-Year ARR Growth ex-Perp -Constant Currency	(17)%	(25)%	17%	61%		63%	92%	22%	7%	33%

1. Values have been rounded and may not add up precisely to the totals
2. Year-over-year FX headwind/(tailwind) using exchange rates from the same quarter in the prior year.
3. Represents the year-over-year growth rate excluding the FX headwind/(tailwind).
4. Represents the cumulative trailing-twelve-month amount of Dynatrace perpetual license ARR that had reached the end of its revenue recognition schedule.
5. Defined as the quarterly increase/(decrease) in the current quarter as reported ARR compared to the previous quarters as reported ARR.
6. Quarterly FX impact using exchange rates from the prior quarter.
7. Represents the quarterly amount of Dynatrace perpetual license ARR that had reached the end of its revenue recognition schedule in constant currency, net of new perpetual license ARR signed in the quarter.

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